HIRSCH INTERNATIONAL APPOINTS NEW PRESIDENT

February 20, 2003

HAUPPAUGE, NY: Hirsch International Corp. (Nasdaq: HRSH), the world's leading supplier of equipment, software and support services to the commercial embroidery industry, announced today that Paul Gallagher has been named its President. Mr. Gallagher will also continue to serve as the Chief Operating Officer of the Company, a position he has held since joining the company in September, 2001.

"I am delighted to accept the position of President of Hirsch International," Mr. Gallagher said. "For the past several years Hirsch has been focused on successfully changing itself to accommodate the way the industry itself has changed. With major structural changes now behind us, our efforts are completely focused on providing the best products and support to our customers. Hirsch has been an industry leader for over 30 years and its present organizational and financial strength uniquely qualifies it to lead the industry into the future."

Mr. Gallagher's promotion was preceded by the move of Paul Levine, a co-founder and previously President of Hirsch International Corp. to the position of CEO of Hometown Threads, Hirsch's rapidly expanding embroidery franchise division. He will be working closely with Howard Arnberg, the founder and President of Hometown Threads.

"Howard has made amazing progress with Hometown Threads in just three years of operation," Mr. Levine said. "He introduced commercial embroidery as a retail franchising concept and proved its validity. I look forward to working with Howard in accelerating Hometown's growth and expanding the Hometown concept into new markets."

The Company also announced that Mr. Levine has also accepted the position of Vice Chairman of Hirsch International, remaining active at the executive level of the parent company.

Mr. Henry Arnberg, Chairman, CEO, and a co-founder of Hirsch International Corp. added, "We anticipate that with the changes announced today, and others to be announced in the future, Hirsch is more prepared than ever to provide the commercial embroidery industry with the leadership necessary for continued growth and expansion."

Hirsch International is the leading single source provider to the embroidery industry. The company supplies electronic computer-controlled embroidery machinery and related products and services. Hirsch offers a line of single-head and multi-head embroidery machines, application software and embroidery supplies and accessories. For more information on Hirsch products and services, call Hirsch International Corp. at 1-866-447-7244 or visit the website at www.hirschintl.com

This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed in the company's filings with the Securities and Exchange Commission.


Contacts:

Henry Arnberg                              Paul Gallagher
Chairman and Chief Executive Officer       President and Chief Operating Officer
Hirsch International Corp.                 Hirsch International Corp.
(631) 701-2121                             (631) 701-2211